Exhibit 5.2

BEIRNE, MAYNARD & PARSONS, L.L.P.
601 POYDRAS STREET
SUITE 2200
NEW ORLEANS, LOUISIANA 70130-6097
(504) 586-1241	DIRECT DIAL: (504) 584-9133
FAX (504) 584-9142	EMAIL: SSONNIER@BMPLLP.COM

SCOTT J. SONNIER SPECIAL COUSEL (504) 584-9133 SSONNIER@LEMLE.COM

February 10, 2014

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Re:         Registration Statement on Form S-3 (Registration No. 333-185179)

Ladies and Gentlemen:

We have acted as counsel to Gulf States Transmission LLC, a Louisiana Limited Liability Company (the “Guarantor”), in connection with the proposed registration of the offering and sale by Regency Energy Partners LP and Regency Energy Finance Corp. (collectively the “Company”), of $900,000,000 principal amount of 5.875% Senior Notes due 2022 (the “Securities”), pursuant to the Underwriting Agreement dated as of February 4, 2014 (the “Underwriting Agreement”) by and among the Company, Merrill Lynch, Peirce, Fenner & Smith Incorporated, as representative of the several underwriters listed in Schedule A thereto (the “Representative”), the Guarantor, and the other guarantors listed in Schedule B thereto (the “Additional Guarantors”) pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 28, 2012, as amended by Post-Effective Amendment No. 1 filed with the Commission on September 4, 2013 and Post-Effective Amendment No. 2 filed with the Commission on February 4, 2014, and supplemented by the Prospectus Supplements relating to the Securities filed with the Commission on September 4, 2013 and February 4, 2014. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Securities are being issued pursuant to an Indenture dated as of September 11, 2013 (the “Indenture”) by and among the Company, the Guarantor, the Additional Guarantors and Wells Fargo Bank, National Association (the “Trustee”), and will be guaranteed on an unsecured subordinated basis by each of the Guarantor and Additional Guarantors (the “Guarantees”; the Guarantee to which the Guarantor is to be a party being referred to herein as the “Guarantee”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Underwriting Agreement. This opinion letter is being delivered to you at the request of the Guarantor.

BEIRNE, MAYNARD & PARSONS, L.L.P.

AUSTIN • BATON ROUGE • DALLAS • HOUSTON • NEW ORLEANS • SAN ANTONIO

Regency GP LLC

February 10, 2014

In arriving at the opinions expressed below, we have reviewed the Indenture, the Guarantee and the Underwriting Agreement in the respective forms represented to us by the Guarantor as being the forms presented to the board of directors and sole member of the Guarantor for their approval and executed by the Guarantor, and have relied upon such representation in so identifying such documents. We have also reviewed copies of the operating agreement of the Guarantor, and such other documents, corporate records, certificates of officers of the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed that the Representative and the Trustee have all requisite power and authority to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the Underwriting Agreement in the case of the Respresentative and the Indenture in the case of the Trustee. Further, to the extent that our opinions may be dependent upon such matters, we have assumed that the Additional Guarantors have all requisite corporate, limited liability, and limited partnership power and authority, as applicable, to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the Underwriting Agreement, the Indenture and Guarantees and have assumed that the Company has all requisite power and authority to execute, deliver and perform its obligations under, and has duly executed and delivered, the Underwriting Agreement, the Indenture and the Securities. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor, the Additional Gurantors and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. The Guarantor is a limited liability company validly existing under the laws of the State of Louisiana with the requisite limited liability company power and authority to own property and to conduct business

2. The Guarantor has the limited liability company power and authority to execute and deliver the Underwriting Agreement and the Indenture and to perform its obligations, including the Guarantee, thereunder.

3. The execution, delivery and performance by the Guarantor of the Indenture, including the Guarantee, have been duly authorized by all necessary limited liability company action on the part of the Guarantor. The Indenture has been duly executed and delivered by the Guarantor.

We call your attention to the fact that, as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. In addition, the foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

Regency GP LLC

February 10, 2014

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Louisiana and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Louisiana and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion set forth in paragraph 1 above as to the valid existence of the Guarantor is based solely on a certificate of existence received from the Secretary of State of the State of Louisiana dated February 10, 2014.

C. In giving our opinions as to the due authorization of the execution, delivery and performance of the Underwriting Agreement, the Indenture and the Guarantee by all necessary corporate action on the part of the Guarantor, we have relied solely upon a certificate of the Secretary of the Guarantor, and a copy of a written consent of the Company as sole member, as to the authorizing resolutions of the board of directors and sole member of the Guarantor and the adoption thereof.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2014, and we further consent to the use of our name, for purposes of identifying us as having provided this opinion, under the caption “Legal Matters” in the prospectus supplement forming a part of the Registration Statement referred to above. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Beirne, Maynard & Parsons, L.L.P.